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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Alaska Air Group, Inc. on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for goodwill, discussed in Note 15 to the consolidated financial statements), appearing in the Annual Report of Alaska Air Group, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 9, 2004